Harnessing the power of the immune system to fight cancer Laurence Cooper M.D., Ph.D. Chief Executive Officer, ZIOPHARM Oncology, Inc. Exhibit 99.1

Synthetic Biology Leads to Powerful Engineering of Immune System Immune cells are capable of preventing and eliminating disease Yet the body’s own programming language governing an immune response is unable to eliminate tumor cells Genes can be engineered ex vivo to achieve in vivo anti-tumor effects Effective immunotherapy must be fashioned outside the body to work effectively inside the body

Intrexon & ZIOPHARM: Delivering Multimodal Gene Therapies Viral Therapy RTS ® Gene Switches Cell Therapy CAR-T, TCR and NK Cells Autologous and Allogeneic Viral & Non-viral Gene Integration

Viral Gene Therapy: Ad-RTS-IL12 Ongoing Trials A single cycle of Ad-RTS-hIL-12 & escalating veledimex To establish: - Efficiency of veledimex crossing human BBB - Safety and tolerability - Determine MTD and immune response - Anti-tumor activity A single cycle of Ad-RTS-hIL-12 + veledimex Goal of maintaining or improving pre-study response To establish: - Safety and tolerability - Anti-tumor activity Multi-Center Phase I Study of IL-12 Gene Therapy in Recurrent or Progressive Glioblastoma / Grade III Malignant Glioma Phase 1b/2 Study of IL-12 Gene Therapy in Locally Advanced / Metastatic Breast Cancer

Portfolio of Cell Therapies to Address Oncology Landscape CAR+ T cells Target cell surface tumor-associated antigens (TAAs) independent of HLA “Public” cell surface antigens TCR+ T cells Target intracellular TAAs dependent on HLA “Private” intra-cellular antigens NK cells Target tumor with loss of HLA No “antigens” Tumor Neo antigens Lineage-specific antigens Aberrantly expressed None identified Cell surface Intracellular CAR TCR NK cells

Building on the Progress of MDACC Trials for CAR+ T Therapy Infusion of autologous T cells in patients with advanced non-Hodgkin lymphoma (NHL) Infusion of allogeneic T cells in patients with advanced CD19+ acute lymphoblastic leukemia or NHL CD19-directed CAR+ T therapies utilizing Sleeping Beauty (SB) non-viral gene integration after hematopoietic stem-cell transplantation (HSCT) HSCT CAR+ T cells HSCTCAR+ T cells 86% of patients (n=6) remain in complete remission (CR) 58% of patients (n=11/19) remain in CR 75% of patients who received haplo-HCST (n=8) remain in CR

Portfolio of Next-generation Cell Therapies CAR designs Cytokines Off-the-shelf Personalizing by targeting neo-antigens CAR+ T cells TCR+ T cells NK cells Cytokines Off-the-shelf Bioprocessing Manage the cost of immunotherapy and targeting solid tumors

Engineering Off-the-Shelf CAR+ T-Cells Centralized manufacturing T cells can be prepared in advance of need T cells can be shipped to multiple points of care T cells can be infused on demand

Strong Collaborations to Bring Therapeutics to Market Intrexon : Oncology Intrexon: GvHD Merck KGaA via Intrexon NCI via Intrexon MD Anderson

Differentiated Platforms to Fight Cancer Intrexon Engine Ziopharm Implementation Harnessing synthetic biology to develop and implement a pipeline of therapeutics Update on clinical trials by year end 2015 New trials anticipated in 2016

Harnessing the future 2015 2016+ Viral Gene Therapy Ad-RTS-IL-12 Glioma and Breast Expand Indications Combinations 2015 2016+ Adoptive Cell Therapy Hematological (ALL/NHL/CLL) Hematological (AML/MDS) CAR Design CAR & Cytokine Solid Tumors NK cells TCR Off-the-shelf